Sub-Item 77Q1: Exhibit A

BANCROFT CONVERTIBLE FUND, INC.
ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.
(THE "FUNDS")
AUDIT COMMITTEES CHARTER
(Effective October 15, 2001)

1.	The membership of the Audit Committees shall consist of
at least three directors who are generally knowledgeable
in financial and auditing matters, including at least
one member that has past employment experience in
finance or accounting, or any other experience or
background that results in the individual's financial
sophistication.  Each member shall be free of any
relationship that, in the opinion of the Board of
Directors, would interfere with his or her individual
exercise of independent judgment, and shall meet the
director independence requirements for serving on audit
committees as set forth in the AMEX listing standards.
In addition, no member shall be an "interested person"
of the Funds, as defined in the Investment Company Act
of 1940, as amended.
2.	The purposes of the Audit Committees are:
(a)	to oversee the Funds' accounting and financial
reporting policies and practices, its internal
controls and, as appropriate, the internal
controls of certain service providers;
(b)	to oversee the quality and objectivity of the
Funds' financial statements and the independent
audit thereof; and
(c)	to act as a liaison between the Funds' independent
auditors and the full Board of Directors.
The function of the Audit Committees is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal control, and the independent auditors' responsibility to plan and carry out a proper audit. The independent auditors are ultimately accountable to the Board and the Committees.

3.	To carry out their purposes, the Audit Committees shall
have the following duties and powers:
(a)	to recommend the selection, retention or
termination of independent auditors and, in
connection therewith, to evaluate the independence
of such auditors, including whether such auditors
provide any consulting services to the manager,
and to receive from such auditors a formal written
statement delineating all relationships between
such auditors and the Funds;
(b)	to meet with the Funds' independent auditors,
including private meetings, as necessary (i) to
review the arrangements for and scope of the
annual audit and any special audits and any audit
plans prepared by the independent auditors for the
Funds; (ii) to discuss any matters of concern
relating to the Funds' financial statements,
including any adjustments to such statements
recommended by the independent auditors, or other
results of said audit(s); (iii) to consider the
independent auditors' comments with respect to the
Funds' financial policies, procedures and internal
accounting controls and management's responses
thereto; and (iv) to review the form of opinion
the independent auditors propose to render to the
Board and shareholders;
(c)	to receive and review the written disclosures and
the letter from the independent auditors regarding
their independence, to discuss with such auditors
their independence, and to consider whether the
provision by such auditors of non-audit services
to (i) the Funds, (ii) their advisor or (iii) any
person that controls, is controlled by or is under
common control with such advisor that provides
services to the Funds, is compatible with
maintaining such auditors' independence;
(d)	to review and discuss audited financial statements
contained in annual and other periodic reports to
shareholders with management and the independent
auditors to determine that such auditors are
satisfied with the disclosure and content of the
annual financial statements and the quality of the
Funds' accounting principles as applied in their
financial reporting, and also to discuss with
management and the independent auditors the
clarity, consistency and completeness of
accounting policies and disclosures;
(e)	based upon a review of the items discussed in (c)
and (d) above, to recommend to the Board of
Directors that the Funds' audited financial
statements be included in the Funds' annual
reports to shareholders;
(f)	to consider the effect upon the Funds of any
changes in accounting principles or practices
proposed by management or the independent auditors
and to review information received from management
and such auditors regarding regulatory changes and
new accounting pronouncements that affect net
asset value calculations and financial statement
reporting requirements;
(g)	to review the fees charged by the independent
auditors for audit and non-audit services;
(h)	to meet as necessary with counsel to the Funds and
counsel to the independent directors and to review
information provided by counsel on legal issues
having the possibility of impacting the financial
reporting process, including items of industry-
wide importance and internal issues such as
litigation;
(i)	to investigate improprieties or suspected
improprieties in fund operations;
(j)	to review information provided by management and
the independent auditors regarding the Funds'
accounting system and controls; and
(k)	to report its activities to the full Board on a
regular basis and to make such recommendations
with respect to the above and other matters as the
Committees may deem necessary or appropriate.
4.	The Committees shall meet on a regular basis and are
empowered to hold special meetings as circumstances
require.  The Committees may meet either on their own or
in conjunction with meetings of the full Board of
Directors.  Meetings of the Committees may be held in
person or by conference telephone.  Where appropriate,
the Committees may take action by written consent in
lieu of a meeting.
5.	The Committees shall regularly meet with the Treasurer
of the Funds.
6.	The Committees shall have the resources and authority
appropriate to discharge their responsibilities,
including the authority to retain special counsel and
other experts or consultants at the expense of the
appropriate Fund(s).
7.	The Committees shall review this Charter at least
annually and recommend any changes to the full Board of Directors. This Charter may be amended only with the approval of a majority of the independent directors.
8.	Each Fund shall maintain and preserve in an easily
accessible place a copy of this Charter and any modification to this Charter.